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                                                                      EXHIBIT 21

                              LIST OF SUBSIDIARIES

Nextel Partners Operating Corp., Inc., a Delaware corporation

Nextel WIP Lease Corp., a Delaware corporation

NPCR, Inc., a Delaware corporation

NPFC, Inc., a Nevada corporation

Nextel Partners Equipment Corporation, a Nevada corporation

Nextel Partners of Upstate New York, Inc., a Delaware corporation

Nextel WIP License Corp., a Delaware corporation